Exhibit 10.13

VALLEY INCENTIVE PLAN

2009 PROGRAM

VALLEY INCENTIVE PLAN

2009 PROGRAM

1.	PURPOSE

The Naugatuck Valley Savings and Loan Valley Incentive Plan (“VIP”) is intended to provide a cash compensation program that is competitive in level and form, to reward officers at the level of assistant vice president and above for achieving budgeted profits and for outstanding performance in furthering the goals of the Bank.

2.	ADMINISTRATION

The Plan is administered by the Board of Directors and Board interpretation and application of the provisions of the Plan shall be final and binding on all concerned.

3.	ELIGIBILITY

Participant eligibility is expressed in terms of organizational level, position title or a combination of these factors. Individuals may be designated as participants for a partial year to reflect a new hire or promotion, but normally not for a period of less than three months.

Participants are those individuals who are in the employ of the Bank on December 31 of a given year. Any Investment Executives who are participants in a commission compensation plan are not eligible to participate in the VIP.

Eligibility and pro rata share of the annual award program is determined as follows:

1st Quarter hire:	75% share
2nd Quarter hire:	50% share
3rd Quarter hire:	25% share
4th Quarter hire:	0% share

1st Quarter Promotion to AVP+	75% share
2nd Quarter Promotion to AVP+	50% share
3rd Quarter promotion to AVP+	25% share
4th Quarter Promotion to AVP+	0% share

In the event of retirement the annual award program is determined as follows:

1st Quarter Retirement	0% share
2nd Quarter Retirement	25% share
3rd Quarter Retirement	50% share
4th Quarter Retirement	75% share

4.	AWARD DETERMINANTS

Awards are normally determined by operating results and individual award targets. A beginning share amount is determined in accordance with the award grid. To trigger the grid, the Bank must meet 89% of goal for net income after taxes (NIAT) as approved by the Board of Directors in the 2009 Annual Budget.

5.	INDIVIDUAL AWARD TARGETS

Participants are assigned an individual award target which, with salary, is intended to provide a competitive cash compensation level. This target is expressed as a percentage of salary as of the last day of the applicable Plan year, and an individual’s maximum award is 200% of the target award.

6.	CORPORATE/INDIVIDUAL PERFORMANCE MIX

Each participant’s individual award target opportunity is divided between a corporate amount and an individual performance amount. The corporate amount depends on achieving operating objectives and is paid as earned. The individual performance amount is paid depending on achievement of individual goals set at the beginning of the year.

7.	OPERATING RESULTS

Under the Plan, operating objectives are set each year with threshold, target and maximum levels. No awards are accrued if Plan operating results are below the threshold. Target awards of plan participants are accrued when operating results are at goal and maximum individual awards are accrued at the outstanding operating level. Operating objectives may be expressed as return on equity, assets or other investment measure, or in any form the Board may determine.

8.	MAXIMUM AMOUNT PAYABLE

The combination of participants, operating results against objectives, and participant award target and maximum, determine a maximum amount payable. The corporate portion of this maximum is paid based on achievement against operating goal; the individual performance portion may or may not be paid depending on achievements of participants against their annual performance goals.

9.	AWARD FORM

Awards to participants for any year consist of cash payments determined as of the end of each fiscal year.

10.	SPECIAL AWARDS

A special fund may be set aside each year. Such awards may be made to recognize an outstanding contribution by any individual employee up to the Assistant Vice President Level.

11.	MINIMUM INDIVIDUAL PERFORMANCE REQUIRED

In no event may an individual be paid an award with a performance appraisal level below “average.”

12.	TERMINATION

A participant must be an employee on the last day of the fiscal year to be entitled to payment for that year.

In case of termination for cause at any time, a participant does not have a right to payment under a Plan.

In case of termination because of death or disability, a participant or a participant’s estate is paid a pro rata portion of any amount due for the full fiscal year, calculated at the end of the fiscal year.

In case of termination at the Bank’s request, the Board determines what amount, if any, will be paid to participant.

13.	EMPLOYMENT RIGHTS

The adoption of a Plan does not alone confer upon any participant any right to continued employment with Naugatuck Valley Savings and Loan, nor does it interfere in any way with the right of the Bank to terminate the employment of any of its employees at any time.

14.	AMENDMENT AND CHANGES

The Board may at any time discontinue the granting of awards under the Plan, and may at any time amend the Plan for any purpose.

At the beginning of each year, any or all factors in a Plan may be changed, including eligibility, award targets, formula/individual award mix, and operating goals and factors. The Board may adjust Plan formulas or factors during the year to reflect extraordinary gains, losses or other factors, and their decisions are final and binding. Participants do not receive awards from the Plan if payments reduce after-tax income below zero.

EXHIBIT A

ELIGIBILITY AND AWARD TARGETS

2009 PLAN YEAR

Participant	Threshold	Target % of Salary	Maximum % of Salary

President, CEO	7.50%	10.00%	30.00%

EVP, Retail	6.00%	8.00%	20.00%

SVP, CFO	6.00%	8.00%	20.00%

SVP, Bus. Dev.	6.00%	8.00%	20.00%

SVP, Operations	6.00%	8.00%	20.00%

SVP, Lending	6.00%	8.00%	20.00%

VP’s & Corporate Sec’y	5.25%	7.00%	15.00%

AVP’s	5.25%	5.00%	10.00%